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FOR FURTHER INFORMATION CONTACT:
  STEVEN L. OPSAL, PRESIDENT              FOR IMMEDIATE RELEASE
  GFS BANCORP, INC.                          MARCH 24, 1997
  P.O. BOX 30  GRINNELL, IOWA  50112
  PHONE:  (515) 236-3121


                           GFS BANCORP, INC.
                    DECLARES 2-for-1 STOCK SPLIT
                     AND REGULAR CASH DIVIDEND

GRINNELL, IOWA (NASDAQ: "GFSB") --- On March 21, 1997, the Board of Directors of GFS Bancorp, Inc., headquartered in Grinnell, Iowa, declared a 2-for-1 stock split to be effected as a 100% stock dividend on the Company's outstanding common stock. Also, a 5 cent per share cash dividend on the new stock total was also declared, which, after adjusting for the split, is consistent with the cash dividend paid in the previous 2 quarters. The dividend shares and cash dividend are payable on April 25, 1997 to shareholders of record as of April 11, 1997.

Steven L. Opsal, President, explained that the main objective of the stock dividend is to increase liquidity and provide stockholders with a broader trading market for their stock.

GFS Bancorp, Inc. is the holding company of Grinnell Federal
Savings Bank, a federally chartered capital stock savings bank.
At March 21, 1997, before the effect of the stock dividend, the Company had 493,921 shares of common stock issued and outstanding.

As of December 31, 1996, the Company had total assets of $87.6 million and stockholders' equity of $10.1 million. The Company's stock is traded on the Nasdaq SmallCap Market under the symbol
"GFSB".